Exhibit 23.1

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街 22 號 海濱廣場二期 13 樓 1304 室

Tel 電話: (852) 2126 2388     Fax 傳真: (852) 2122 9078

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Consumer Capital Group, Inc.:

We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form S-1 of Consumer Capital Group, Inc. of our report dated March 29, 2019 relating to the consolidated financial statements of Consumer Capital Group, Inc. for the years ended December 31, 2018 and 2017, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co.
Certified Public Accountants
Hong Kong, May 10, 2019